Exhibit (a)(1)(G)

Confirmation Email to Eligible Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options

Dear ___________________________,

ServiceSource International, Inc. ("ServiceSource" or the "Company") has received your election by which you elected to have some or all of your outstanding Eligible Options (as defined in the Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange")) canceled in exchange for New Options (as defined in the Offer to Exchange), subject to the terms and conditions of the offer, as follows:

ELIGIBLE OPTIONS								NEW OPTIONS
Grant Number	Type	Grant Date	Price ($)	Total Eligible Options	Unvested Eligible Options	Vested Eligible Options	Exchange Ratio	Type	Total New Options	Unvested New Options	Vested New Options	Election [Y/N]

If you change your mind, you may withdraw your election as to some or all of your Eligible Option Grants (as defined in the Offer to Exchange) by submitting a properly completed and signed withdrawal. Each time you make a withdrawal via the Stock & Option Solutions, Inc. ("SOS") website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. A properly completed and signed withdrawal must be delivered via the SOS website or to Khue Nguyen via email or facsimile no later than 9:00 p.m., Pacific Time, on January 22, 2013 (unless the offer is extended), to:

SOS website: https://servicesource.equitybenefits.com

Khue Nguyen
Email: knguyen@servicesource.com
Fax: (415) 962-3246

You also may elect to include more or less Eligible Option Grants in the offer by submitting a new election that lists all of the Eligible Option Grants you wish to have included in the offer. Each time you make an election on the SOS website, please be sure to select either "Yes" or "No" with respect to each of your Eligible Option Grants. Only responses that are properly completed, signed and actually received via the SOS website or via Khue Nguyen by email or facsimile before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Khue Nguyen at knguyen@servicesource.com.

Please note that ServiceSource's receipt of your election is not by itself an acceptance of the eligible options for exchange. For purposes of the offer, ServiceSource will be deemed to have accepted for exchange any Eligible Options (except Eligible Options that are In-The-Money Options (as defined in the Offer to Exchange)) that are validly tendered and not properly withdrawn as of when ServiceSource gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. ServiceSource's formal acceptance of the properly tendered Eligible Options (which will not include In-The-Money Options) is expected to take place immediately following the end of the offer period.

This notice does not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the email from Michael Smerklo, our Chairman and Chief Executive Officer, and the email from Khue Nguyen, both dated December 21, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission's website at www.sec.gov, on the SOS website at https://servicesource.equitybenefits.com or by contacting Khue Nguyen by email at knguyen@servicesource.com or at (415) 901-7709.

Confirmation Email to Eligible Employees who Withdraw their Options from the Offer to Exchange
Certain Outstanding Options for New Options

Dear ____________________ ,

ServiceSource International, Inc. ("ServiceSource" or the "Company") has received your withdrawal by which you rejected ServiceSource's offer to exchange some or all of your outstanding Eligible Options (as defined in the Offer to Exchange Certain Outstanding Options for New Options (the "Offer to Exchange")) for New Options (as defined in the Offer to Exchange). Please note that Eligible Option Grants you did not elect to withdraw, if any, on your withdrawal remain elected for exchange in accordance with the election previously submitted by you.

If you change your mind and decide that you would like to participate in this offer with respect to some or all of your withdrawn options or other Eligible Option Grants not subject to a current election, you must deliver a new, properly completed election via the Stock & Option Solutions, Inc. ("SOS") offer website or via Khue Nguyen by email or facsimile no later than 9:00 p.m., Pacific Time, on January 22, 2013 (unless the offer is extended), to:

SOS website: https://servicesource.equitybenefits.com

Khue Nguyen
Email: knguyen@servicesource.com
Fax: (415) 962-3246

If you submit a new election, any previously submitted election and/or withdrawal will be disregarded, so your new election must list all of the eligible options you wish to exchange. Only responses that are complete and actually received via the SOS website or via Khue Nguyen, as described above, before the offer expires will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Khue Nguyen at knguyen@servicesource.com.

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; 2) the email from Michael Smerklo, our Chairman and Chief Executive Officer, and the email from Khue Nguyen, both dated December 21, 2012; (3) the election form, together with its associated instructions; and (4) the withdrawal form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission's website at www.sec.gov, on the SOS website at https://servicesource.equitybenefits.com or by contacting Khue Nguyen via email at knguyen@servicesource.com or at (415) 901-7709.